Exhibit 99.1

NEWS FROM ARDEN REALTY, INC.
FOR IMMEDIATE RELEASE

CONTACT:   Rick Davis, Chief Financial Officer

     (310)  966-2600

ARDEN REALTY, INC. ANNOUNCES SECOND QUARTER 2003 DIVIDEND
AND TERMINATION OF ITS STOCKHOLDER RIGHTS PLAN

June 12, 2003

LOS ANGELES – (BUSINESS WIRE) – June 12, 2003 — Arden Realty, Inc. (NYSE:ARI) today announced that its Board of Directors has declared its regular second quarter 2003 dividend of $0.505 per common share.

The dividend will be paid on July 23, 2003, to stockholders of record of common stock at the close of business on June 30, 2003. This dividend is equivalent to an annualized dividend of $2.02 per common share.

The Board of Directors also voted to amend its stockholder rights plan to accelerate the expiration date of the purchase rights issued under the plan. Under the terms of the amendment, the purchase rights will now expire at the close of business on Monday, June 30, 2003, rather than on August 28, 2008, as initially provided under the rights plan. The company also announced that the rights plan will terminate on June 30, 2003, upon the expiration of the purchase rights, thereby eliminating the company’s so-called “poison pill”.

Arden Realty, Inc. is a self-administered, self-managed REIT that owns, manages, leases, develops, renovates and acquires commercial office properties located in Southern California. Arden is the largest publicly-traded office landlord in Southern California, with 131 properties, consisting of 217 buildings and approximately 18.9 million net rentable square feet of office space, including one property with 131,000 square feet under lease-up. For more information on the company, visit the Arden website at www.ardenrealty.com.

Statements in this news release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the company’s expectations include the availability and cost of capital for future investments, competition within the industry, real estate and economic conditions, and other risks detailed from time to time in the company’s Securities and Exchange Commission filings.